As filed with the Securities and Exchange Commission on January 19, 2000

Registration No. [        ]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BIOMET, INC.
(Exact name of Registrant as specified in its charter)

Indiana                                   35-1418342
(State or other jurisdiction              (I.R.S. Employer
of incorporation or organization)         Identification No.)

P. O. Box 587
Airport Industrial Park
Warsaw, Indiana 46581-0587
(219) 267-6639

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Daniel P. Hann
Airport Industrial Park
P. O. Box 587
Warsaw, Indiana 46581-0587
(219) 267-6639

(Name, address, including Zip Code, and telephone number, including area code, of agent for service)


COPIES TO:
Berkley W. Duck
Ice Miller Donadio & Ryan
One American Square, Box 82001
Indianapolis, Indiana 46282-0002

Approximate date of commencement of proposed sale of the securities to the public: At such time or times after the effective date of this registration statement as the selling shareholders shall determine.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities    Amount to be registered     Proposed maximum       Amount of registration
        to be registered                                        aggregate offering              fee(1)
                                                                       price(1)

Common Shares                        4,763,454 shares           $190,091,586            $50,184

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average high and low prices reported for Biomet, Inc. Common Shares on the Nasdaq National Market System on January 12, 2000.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

PROSPECTUS

for the Public Offering for Sale of

4,763,454

Common Shares

of

Biomet, Inc.




Terms of the Offering


o Keith D. Beaty, Linda L. Beaty, Richard J. Lazzara and certain other former shareholders of Implant Innovations International Corporation are offering to sell up to 4,763,454 Biomet common shares.

o The selling shareholders will receive all of the net proceeds from the sale of the shares.

o The selling shareholders will sell the shares over time through brokers or in transactions directly with market makers at market prices.

o On January 14, 2000, the last reported sale price of the common shares quoted on the Nasdaq National Market System was $42.50 per share.

o The shares are traded over-the-counter and price information is reported by the Nasdaq National Market System under the symbol "BMET".


     This investment involves risk. See the Risk Factors beginning on page 4 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January ____, 2000.

     Additional information regarding our business is available to you without charge upon written or oral request to us. Please contact Greg W. Sasso, Vice President of Corporate Development and Communication by mail at Biomet, Inc., P.O. Box 587, Airport Industrial Park, Warsaw, Indiana 46581-0587, by telephone at (800) 348-9500 or (219) 267-6639 or by e-mail at greg.sasso@biometmail.com.

COMPANY

Biomet

     We design, manufacture and market products used primarily by orthopedic medical specialists in both surgical and non-surgical therapy, including reconstructive and fixation devices, electrical bone growth stimulators, orthopedic support devices, operating room supplies, general surgical instruments, arthroscopy products, bone cements, bone substitutes, spinal implants and craniomaxillofacial implants and instruments. Our corporate headquarters are in Warsaw, Indiana, and we have manufacturing and/or office facilities in more than 25 locations worldwide.

     We market our products in the United States, Australia and Canada through independent, commissioned sales representatives; in Austria, Belgium, Chile, the Czech Republic, Denmark, France, Germany, Greece, Holland, Italy, Mexico, New Zealand, Norway, Poland, Portugal, Spain, Switzerland and the United Kingdom primarily through direct sales representatives; and in other international markets through independent sales representatives and specialty medical product dealers. Our subsidiary, EBI, L.P., sells electrical stimulation, external fixation devices, spinal products and softgoods primarily through direct factory sales representatives in the United States and the United Kingdom and through specialty medical product dealers in the remainder of its markets. We currently distribute products in more than 100 countries.

     On January 1, 1998, we formed a joint venture with Merck KGaA, Darmstadt, Germany (Merck KGaA). Biomet and Merck KGaA contributed their European orthopedic and biomaterials operations to a limited partnership named BioMer C.V. BioMer C.V. is the parent of a holding company, Biomet Merck B.V. ("Biomet Merck"), which holds the operating entities of this joint venture. We control the partnership and, accordingly, we consolidate the partnership's financial statements for financial reporting and reflect Merck KGaA's 50% ownership interest as a minority interest. This joint venture has significantly expanded our presence in the European marketplace and provides us with exclusive rights to Merck KGaA's current and future biomaterials-based products.

     On December 15, 1999, we acquired Implant Innovations International Corporation ("Implant"). Through its subsidiaries, Implant designs, develops, manufactures, markets and distributes oral reconstruction products including a proprietary line of dental implants, healing abutments and surgical products along with regenerative membrane products manufactured by W. L. Gore and Associates, Inc. and synthetic bone substitute material manufactured by Orthovita, Inc. See "Merger with Implant Innovations International Corporation."

Products

     We have one reportable segment, orthopedic products, which includes the design, manufacture and marketing of four major product groups: reconstructive devices, fixation products, spinal products and other products. Reconstructive devices include (in addition to the Implant products described above) total knee, total hip and shoulder systems, as well as bone cements and the procedure-specific instrumentation required to implant our reconstructive systems. Fixation product sales include internal and external fixation devices, craniomaxillofacial fixation systems and EBI's electrical stimulation devices that do not address the spine. Spinal product sales include EBI's SpF(R) Spinal Fusion Stimulation System and the SpineLink(TM), Omega 21(TM) and K2(TM) spinal fixation systems. The other product sales category includes arthroscopy products, softgoods products, casting materials, general surgical instruments, operating room supplies, wound care products and other surgical products such as the Indiana Tome(TM) Carpal Tunnel Release System.

RISK FACTORS

      The shares offered are speculative and involve a high degree of risk, including, but not necessarily limited to, the risk factors described below. You should carefully consider the following risk factors inherent in and affecting our business and this offering before making an investment decision.

We Are Subject to Extensive Government Regulation.

      The development, testing, labeling, distribution, marketing and manufacture of medical devices, including reconstructive implant products, are subject to extensive and rigorous regulation in the United States and other countries. Failure to obtain approvals and clearances for new products and/or modifications to existing products on a timely basis would likely have a material adverse effect on our business and financial results. The primary regulatory authority in the United States is the U.S. Food and Drug Administration. The process of obtaining approval or clearance from government authorities for the sale and marketing of new products is time consuming, expensive and uncertain. In addition, government approval or clearance of products can subsequently be withdrawn due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. The U.S. Food and Drug Administration has the power to ban products manufactured or distributed by us as well as to require the recall, repair, or replacement of or refund for our products. A significant recall of one or more of our products could have a material adverse effect on us. We will be required to apply for approval or clearance to market new products and certain modifications to existing products. There can be no assurance that such clearances will be granted or that review by government authorities will not involve delays materially adversely affecting the marketing and sale of our products.

We Face Uncertainty Relating to the Availability of Third-party Reimbursement for Our Products.

      In the United States, health care providers that purchase our products generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to pay for all or a portion of the cost of joint reconstructive procedures and products utilized in those procedures. There can be no assurance that third-party reimbursement for our products will continue to be available. We could be materially adversely affected by changes in reimbursement policies of governmental or private health care payors that restrict reimbursement for procedures in which our products are used. In addition, some health care providers have adopted or are considering a managed care system in which the providers contract to provide comprehensive health care for a fixed cost per person. Health care providers may attempt to control costs by authorizing fewer elective surgical procedures, including joint reconstructive surgeries, or by requiring the use of the least expensive implant available. We are unable to predict the changes that will be made in the reimbursement methods or utilization policies utilized by third-party health care payors or managed care providers. Reimbursement and health care payment systems in international markets vary significantly by country and include both government sponsored health care and private insurance. Failure by physicians, hospitals and other users of our products to obtain sufficient reimbursement from health care payors for procedures in which our products are used or adverse changes in governmental and private payors' policies toward reimbursement for such procedures would have a material adverse effect on our business and financial results.

We Face Significant Competition.

      The orthopedic implant industry is highly competitive and dominated by a number of companies with substantially greater financial and other resources than us and competition is expected to intensify. Competitive factors consist primarily of:

      o    product features and design
      o    innovation
      o    service
      o    the  ability to  maintain  new  product  flow
      o    relationships  with key orthopedic  surgeons and  hospitals
      o    strength of  distribution  network
      o    price

We May Need Additional Financing.

      Our business is capital intensive and our capital requirements are expected to increase significantly in connection with our continued expansion. We anticipate, based on currently proposed plans and assumptions relating to our operations (including the costs associated with, and the timetable for, expansion), that projected cash flow from operations will be sufficient to satisfy our contemplated cash requirements for at least the next 12 months. In the event that our plans change or our assumptions change or prove to be inaccurate, or if cash flow proves to be insufficient (due to unanticipated expenses, lower than anticipated sales or profit margins or otherwise), we may be required to seek financing or curtail our growth activities. To the extent that we incur indebtedness, we will be subject to risks associated therewith including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on the indebtedness. We have no current arrangements with respect to, or sources of, financing in the United States. There can be no assurance that financing will be available to us on acceptable terms, or at all.

We Are Subject to Risks Relating to Our Growth Strategy.

      Our growth strategy contemplates the expansion of our product line and our network of sales representatives and distributors. The failure to successfully implement our growth strategy could have a material adverse effect on our business and financial results. Our continued expansion will be dependent on, among other things, our ability to:

     o    obtain governmental clearances for new products
     o    increase market acceptance of our products
     o expand our network of domestic sales representatives and foreign distributors
     o    hire and retain qualified scientific and technical personnel
     o    successfully   manage   growth,   including   monitoring   operations,
          controlling costs and maintaining effective regulatory compliance procedures

      Our operating expenses can be expected to increase significantly in connection with our efforts to grow. Increases in those expenses may have a negative effect on operating results until that time, if ever, as these expenses are offset by increased revenues. There can be no assurance that our growth strategy will ultimately be successful.

We Face Uncertainty of Market Acceptance.

      Our ability to successfully market new and improved products will depend on gaining market acceptance of those products. The failure of our products to gain market acceptance would be likely to have a material adverse effect on our business and financial results. We are currently developing new products, as well as improvements to our existing products. There can be no assurance that new or improved products will gain market acceptance.

We Are Subject to Anti-kickback and Self-referral Laws.

      Federal anti-kickback laws and regulations prohibit any knowing and willful offer, payment, solicitation or receipt of any form of remuneration, either directly or indirectly, in return for, or to induce:

      o referral of an individual for a service or product for which payment may be made by Medicare, Medicaid or another government sponsored health care program

      o purchasing, leasing, ordering or arranging for, or recommending the purchase, lease or order of, any service or product for which payment may be made by a government-sponsored health care program

      Federal physician self-referral laws are applicable to inpatient and outpatient hospital services. Subject to some exceptions, these laws prohibit Medicare or Medicaid payments for services or products furnished by an entity pursuant to a referral by a physician who has a financial relationship with the entity through ownership, investment or a compensation arrangement. Possible sanctions for violation of these anti-kickback and self-referral laws include monetary fines, civil and criminal penalties, exclusion from Medicare and Medicaid programs and forfeiture of amounts collected in violation of such prohibitions. Some states in which we market our products have similar anti-kickback, anti-fee splitting and self-referral laws, imposing substantial penalties for violations. The scope and enforcement of these laws is uncertain and subject to rapid change, especially in light of the lack of applicable precedent and regulations. There can be no assurance that federal or state regulatory authorities will not challenge our current or future activities under these laws. Any challenge by those regulatory authorities could have a material adverse effect on our business or financial results. Any state or federal regulatory review of our company, regardless of the outcome, would be both costly and time consuming. Additionally, changes in these laws and the enforcement of these laws by regulatory agencies are likely. We cannot predict the impact on our company of these changes.

Uncertain   Protection   of   Patents  and   Proprietary  Technology;   Risk  of
Infringement.

      We hold numerous United States patents covering various orthopedic implant products and components. We also have patent applications pending with respect to various orthopedic implant products and implant components and anticipate that we will apply for additional patents. In addition, we hold licenses from third parties to utilize some patents. As a result of the rapid rate of development of orthopedic implant products, we believe that patents generally have not been a major factor in the orthopedic industry to date. However, patents on specific designs and processes can provide a competitive advantage and we believe that patent protection of orthopedic products will become more important as the industry matures. There can be no assurance:

     o as to the breadth or degree of protection which existing or future patents, if any, may afford us

     o    that any patent applications will result in issued patents

     o    that patents will not be circumvented or invalidated

     o that the parties from whom we have licensed or otherwise acquired patent rights, proprietary rights and technology have full rights to those patent rights and technology

      In addition, we have patents in key foreign countries where our products are marketed. The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Some of our consultants and key employees have employment and other business relationships with third parties. If technology, concepts or ideas developed by consultants, key employees or other third parties are incorporated into our products, disputes with those persons or other parties with whom those persons have business relationships may arise as to the proprietary rights to that technology or those concepts or ideas which may not be resolved in our favor. Our inability to obtain agreements with each of our consultants and those third parties pursuant to which they assign to us all their intellectual property rights in the products being developed by us could have a material adverse effect on our business and financial results. In the event that our products infringe patents or proprietary rights of others, we may be required to modify the design of our products or obtain a license. There can be no assurance that we will be able to do so in a timely manner or upon acceptable terms and conditions or at all. The failure to modify our products or obtain a license could have a material adverse effect on our business and financial results. Furthermore, if our products infringe patents or other proprietary rights of others, we could become liable for damages, which could have a material adverse effect on our business and financial results.

      In addition to patents, we rely on trade secrets and proprietary know-how and employ various methods to protect our proprietary information, including confidentiality agreements and proprietary information agreements. However, those methods may not provide adequate protection. There can be no assurance that those confidential or proprietary information agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known to or independently developed by competitors. The failure to protect our proprietary information could have a material adverse effect on our business and financial results.

We Must Devote Substantial Resources to Research and Development.

      The orthopedic implant industry is subject to rapid technological change. In order for us to remain competitive and to retain market share, we must continually develop new products as well as improve our existing ones. Accordingly, we must devote substantial resources to research and development. There can be no assurance that we will be successful in developing competitive new products and/or improving existing products so that our products remain competitive and avoid obsolescence.

We Are Subject to Foreign Government Regulation.

      Approximately 20%, 24% and 29% of our sales during the years ended May 31, 1997, 1998 and 1999, respectively, were to foreign customers. We are required to obtain various licenses and permits from foreign governments and to comply with significant regulations that vary by country in order to market our products in foreign markets. There can be no assurance that we will be able to obtain and maintain any necessary licenses and permits or comply with applicable regulations of foreign governments. The failure by us to obtain or maintain the required licenses, permits or certifications, or comply with those regulations, could have a material adverse effect on our business and financial results.

We Depend on Key Personnel.

      The loss of the services of any of our executive officers or certain other key personnel could have a material adverse effect on our business and financial results. Our success is also dependent on our ability to continue to attract and retain qualified scientific and technical personnel. Loss of the services of, or failure to recruit, key scientific and technical personnel could be detrimental to our product development programs.

We Are Subject to Anti-takeover Legislation.

      We are incorporated under the laws of the State of Indiana. The State of Indiana has enacted legislation that may deter or frustrate takeovers of Indiana corporations. For example, the Indiana Control Share Acquisitions Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Indiana Business Combinations Act generally requires majority approval by the board of directors or shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

      In addition to the anti-takeover laws of the State of Indiana, we have also adopted anti-takeover strategies. We have adopted a shareholders rights plan that, upon an individual or entity obtaining 15% of our outstanding common shares, allows all our other shareholders to purchase additional Biomet common shares (or other Biomet securities) at a discounted price. Our Articles of Incorporation also provide that an affirmative vote of 75% of our outstanding common shares is necessary to approve any merger, consolidation or sale of substantially all of our assets.

The Market Price of Our Common Shares Is Subject to Volatility.

      The market price for our common shares may be subject to wide fluctuations in response to variations in our operating results, announcements by us or others, developments affecting us, and other events or factors. In addition, the stock market has experienced a high level of price and volume fluctuations in recent years. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to the operating performance of those companies, and may adversely affect the market price for the common shares.

We May Encounter Difficulties in Combining the Operations of Acquired Entities With Biomet's Own Operations.

      Because the markets and industries in which we operate are highly competitive, and because of the inherent uncertainties associated with the integration of an acquired company, there can be no assurance that we will be able to realize fully the strategic objectives and operating efficiencies in our acquisition of Implant. In addition, we may lose key personnel, either from Implant or from Biomet, as a result of this acquisition. These factors could contribute to the benefits expected from the acquisition not being achieved within expected timeframes.

Our Forward-Looking Statements May Prove Inaccurate.

      This document, including information incorporated by reference into this document, contains or may contain forward-looking statements that involve risks and uncertainties. This document contains certain forward-looking statements with respect to our financial position, results of operations, plans, objectives, future performance and business including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements include, among others, those risks discussed above.

MERGER WITH IMPLANT INNOVATIONS INTERNATIONAL CORPORATION

     On December 15, 1999, we completed the merger of Implant with and into Palm Acquisition Corp., our wholly owned subsidiary. In connection with this merger we issued approximately 5.2 million Biomet common shares to the individuals and entities holding shares of Implant on the closing date. This merger was accounted for as a pooling-of-interests transaction. Under this method of accounting, the recorded historical cost basis of the assets and liabilities of Biomet and Implant for the entire fiscal period in which the combination occured, and the historical results of operations of the separate companies for fiscal years prior to the merger, are combined and reported as the results of operations of the combined company. If the merger fails to qualify for pooling-of-interests accounting treatment, the purchase method of accounting will be applied. Purchase accounting treatment would have a material adverse effect on our reported operating results as compared to pooling-of-interests accounting treatment because of required charges to our earnings for in-process research and development and the amortization of goodwill required by purchase accounting treatment.

     Through its subsidiaries, Implant designs, develops, manufactures, markets and distributes oral reconstruction products including a proprietary line of dental implants, healing abutments and surgical products along with regenerative membrane products manufactured by W. L. Gore and Associates, Inc. and synthetic bone substitute material manufactured by Orthovita, Inc.

     Implant markets its products to dental professionals involved in the implant procedure, including oral surgeons, periodontists, implantologists, general dentists and prosthodontists. Implant markets and distributes its products through a direct sales force in the United States, Germany, Canada, the United Kingdom, Spain, Switzerland, Denmark and Mexico. It markets its products in other international markets through its exclusive independent distributors. Implant's manufacturing facilities are in Palm Beach Gardens, Florida.
Subsidiaries of Implant have sales offices in Germany, Canada, the United Kingdom, Spain, Switzerland, Denmark and Mexico.

USE OF PROCEEDS

     The shares being offered by this prospectus were originally issued to the selling shareholders as shareholders of Implant, in connection with the merger of Implant into Palm Acquisition Corp., our wholly owned subsidiary. The selling shareholders will offer the shares on a periodic or continuous basis for their own accounts. We will not receive any of the proceeds from the sale of the shares.

SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the shares as of the effective date of this prospectus. We believe that each of the selling shareholders has sole voting and investment power with respect to the shares listed opposite their names below. Because the selling shareholders may sell all or some of the shares, we cannot estimate the aggregate amount of the shares that will be owned by the selling shareholders upon completion of the offering to which this prospectus relates.

Beneficial Ownership Prior to
the Offering
     Name                         Position/Title             Shares          Percentage          Offered Number of Shares
     ----                         --------------             ------          ----------          ------------------------
Keith D. Beaty               Mr. Beaty is President       1,841,195             1.56%                    1,841,195
                             and CEO of Implant and
                             holds various other
                             executive positions
                             with its subsidiaries.

Linda L. Beaty               None.  Linda L. Beaty          100,433                 *                      100,433
                             is the spouse of Keith
                             D. Beaty.

Richard J. Lazzara           Mr. Lazzara is               1,941,627             1.64%                    1,941,627
                             Chairman of Implant and
                             holds various other
                             executive positions
                             with its subsidiaries.

Certain other former         These individuals have         880,199                 *                      880,199
shareholders of Implant      held executive officer
                             positions with Implant
                             and its subsidiaries.


* Represents ownership of less than 1%.

Registration Rights Agreement.

      In connection with the completion of the merger of Implant with and into Palm Acquisition Corp., the selling shareholders and Biomet executed a Registration Rights Agreement. A copy of this agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Under the Registration Rights Agreement, we are required to maintain the effectiveness of the registration statement until the earlier to occur of either:

      o December 15, 2000, the first anniversary of the closing of the merger between Implant and Palm Acquisition Corp., plus any length of time we have given notice to the selling shareholders to suspend their sales of Biomet common shares they received in connection with the merger or

      o the date on which all the shares received by the selling shareholders in connection with the merger have been sold by the selling shareholders

      The selling shareholders will be required to suspend the offer and sale of the Biomet common shares issued to them in connection with the merger upon a written notice from us that we have determined maintaining the effectiveness of the registration statement would require disclosure of information that would have a material adverse effect on us. The selling shareholders will be able to commence sales of their Biomet common shares once the information has been disclosed to the public or is no longer material and they have received notice from us to that effect.

      We will also provide written notice to the selling shareholders of any event that makes this prospectus, the registration statement or any document incorporated by reference into this prospectus untrue in any material respect. Upon receipt of this notice, the selling shareholders are required to cease the offer or sale of Biomet common shares until:

     o they have received copies of a supplemented or amended registration statement and/or prospectus or

     o they have been advised by us in writing that they may resume the use of the prospectus and they have received any additional supplemental filings which are incorporated by reference into this prospectus

      Notwithstanding any of the above, the selling shareholders may not sell any of the Biomet common shares without giving us at least three business days' prior written notice.

Affiliate Agreement.

      In connection with the completion of the merger of Implant with and into Palm Acquisition Corp., the selling shareholders and Biomet executed an Affiliate Agreement. A copy of this agreement has been filed as an exhibit to the registration statement of which the prospectus is a part. Under the Affiliate Agreement, the selling shareholders have agreed not to sell, pledge, transfer or otherwise dispose of any of their Biomet Common Shares they received in connection with the merger unless:

     o the disposition was made in compliance with Rule 145 of the Securities and Exchange Commission

     o the disposition was made under an effective registration statement under the Securities Act of 1933 or

     o the selling shareholder delivers to us a written opinion of counsel, which we find acceptable and which opines that the disposition is exempt from registration under the Securities Act of 1933.

      Notwithstanding the above, the selling shareholders may not sell, exchange, transfer, pledge, distribute or otherwise dispose of or grant any option, establish any "short" or "put" equivalent position or enter into any transaction intending to or having the effect of reducing their risk in either Implant stock or our common shares for the period beginning 30 days prior to the closing of the merger (November 15, 1999) and ending with the release of financial results covering at least 30 days of combined operations of Biomet and Implant, unless this transfer is equal to or less than a selling shareholder's pro rata portion of 1% of the total number of Biomet common shares acquired by all Implant stockholders pursuant to the merger and these shares are used to make a bona fide charitable contribution or gift. The transferees of the donation or gift must agree, in writing, to hold these securities for a specified period. These restrictions are designed to protect the pooling-of-interest accounting method used in connection with the merger. Violation of this restriction could cause the pooling-of-interest accounting method to become inapplicable to the merger and force the merger to be accounted for by the purchase method of accounting. This could have a material adverse effect on our reported financial results.

Escrow Agreement

      In connection with the completion of the merger of Implant with and into Palm Acquisition Corp., the selling shareholders and Biomet executed an Escrow Agreement. A copy of this agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. A certain number of Biomet common shares issued in connection with the merger are being held in escrow pursuant to the terms of the Escrow Agreement to indemnify us against losses we may incur as a result of a breach by Implant or certain other parties to the merger agreement of their representations or warranties, or as a result of their failure to perform their obligations set forth in the merger agreement, or as a result of contingencies identified in the merger agreement.

      Any shareholder, including the selling shareholders, whose shares are held in escrow pursuant to the Escrow Agreement may sell any of the Biomet Common Shares held in his, her or its account (subject to compliance with the Registration Rights Agreement and the Affiliate Agreement described above), if the shares are sold in market transactions effected on Nasdaq-NMS through NatCity Investments or any other market-maker in our shares approved by us. The sale proceeds must be deposited in the escrow account and invested in short term U.S. government obligations or commercial paper.

PLAN OF DISTRIBUTION

      Transactions. The selling shareholders may offer and sell their shares in one or more of the following transactions:


     o    on the Nasdaq National Market
     o    in the over-the-counter market
     o    in negotiated transactions
     o    in a combination of any of these transactions

      However, the Biomet common shares held in escrow pursuant to the Escrow Agreement, may only be sold on the Nasdaq National Market as described above.

      Prices. The selling shareholders may sell their shares at any of the following prices:

     o    fixed prices which may be changed
     o    market prices prevailing at the time of sale
     o    prices related to prevailing market prices
     o    negotiated prices

     Direct Sales; Agents, Dealers and Underwriters. The selling shareholders may effect transactions by selling their shares in any of the following ways:

     o    directly to purchasers
     o to or through agents, dealers or underwriters designated from time to time

      Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

      Supplements. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

      State Securities Law. Under the securities laws of some states, the selling shareholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

      Expenses; Indemnification. We will not receive any of the proceeds from the sale of the shares sold by the selling shareholders under this prospectus. We will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. The expenses we will pay include:

     o    all registration and filing fees
     o all fees and expenses of complying with state blue sky or securities laws
     o    all costs of preparation of the registration statement
     o    all fees and disbursements of our counsel and independent auditors

      We will indemnify the selling shareholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

LEGAL MATTERS

      Certain legal matters relating to the issuance of the shares has been passed upon for us by Ice Miller Donadio & Ryan.

EXPERTS

      The consolidated financial statements of Biomet, Inc. incorporated in this prospectus by reference to Biomet's Annual Report on Form 10-K for the year ended May 31, 1999, have been so incorporated in reliance of the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 that registers the Biomet common shares offerred by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and Biomet common shares. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus.

      In addition, we file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the Securities and Exchange Commission:

Public Reference Room         New York Regional Office          Chicago Regional Office
450 Fifth Street, N.W.        7 World Trade Center              Citicorp Center
Room 1024                     Suite 1300                        500 West Madison Street
Washington, DC 20549          New York, NY 10048                Suite 1400
1-800-SEC-0330                                                  Chicago, IL 60661-2511

      You may also obtain copies of this information by mail from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Biomet, that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

      The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

      This prospectus incorporates by reference the documents listed below that we (File No. 0-12515) have previously filed with the Securities and Exchange Commission. They contain important information about Biomet and its financial condition.

      1)   Annual Report on Form 10-K for the year ended May 31, 1999.

      2)   Quarterly Report on Form 10-Q for the quarter ended August 31, 1999.

      3)   Quarterly  Report  on  Form 10-Q for  the quarter  ended November 30,
           1999.

      4)   Current Report on Form 8-K dated as of December 29, 1999.

      5)   Current Report on Form 8-K dated as of January 5, 2000.

      6) The description of Biomet common shares set forth in Biomet's registration statement (Registration No. 33-6798) filed on Form S-3 on June 26, 1986; including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating that description.

      In addition, all documents and reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the date of the meeting shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You can obtain any of the documents incorporated by reference in this document through us or from the Securities and Exchange Commission through its web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as a exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Greg W. Sasso
Vice President - Corporate Development and Communications
Biomet, Inc.
P.O. Box 587
Airport Industrial Park
Warsaw, Indiana 46581-0587
Telephone:  (800) 348-9500 or (219) 267-6639
greg.sasso@biometmail.com


      We have not authorized anyone to give any information or make any representation about the offering made by this prospectus that is different from, or in addition to, the information contained in this prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

      This prospectus, including information included or incorporated by reference herein, contains certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business including, without limitation, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the factors described under "Risk Factors" in this prospectus and the following factors:

     o competitive pressures among health care products manufacturers and service providers may increase significantly

     o general economic or business conditions, either internationally, nationally or in the states in which we do business, may be less favorable than expected resulting in, among other things, a reduced demand for health care products and services

     o legislative or regulatory changes may adversely affect the business in which we are engaged

     o technological changes, including "Year 2000" data systems compliance issues, may be more difficult or expensive than anticipated

     o    changes may occur in the securities markets

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      Under the Registration Rights Agreement, we are required to pay only the following expenses associated with the filing of this registration statement:

      SEC registration fee                   $50,184
      Legal fees and expenses                 10,000
      Audit fees                              10,000
                                             -------
      Total                                  $70,184
                                             =======
      All other fees and expenses associated with this offering will be paid by the current holders of the securities being offered.

Item 15. Indemnification of Directors and Officers

     Indiana corporate law, the provisions of which govern Biomet, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation ("Eligible Persons") against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, (b) if the challenged action was taken other than in the individual's official capacity as an officer, director, employee or agent, the individual's conduct was at least not opposed to the corporation's best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

      Indiana corporate law further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its articles of incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation's articles of incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expense or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

      Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under Indiana corporate law, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the shareholders of the corporation.

      In addition to the foregoing, Indiana corporate law states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the articles of incorporation or bylaws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding.

      Indiana corporate law also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability. Biomet's directors and officers are insured under a directors and officers liability insurance policy maintained by Biomet.

      See Article VI, Section 6.3 of Biomet's Amended Articles of Incorporation for a further description of Biomet's rights and obligations to indemnify its officers and directors.

Item 16. Exhibits.

      See Index to Exhibits.

Item 17. Undertakings

      The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registrations statement.

      Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Biomet, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Warsaw, Indiana, on January 12, 2000.

                                       BIOMET, INC.


                                       By: /s/ Dane A. Miller
                                          ------------------------------------
                                          Dane A. Miller,
                                          President And Chief Executive Officer

         Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Dane A. Miller and Daniel P. Hann, and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments to the registrant's Form S-3 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might and could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 12, 2000.

 /s/Dane A. Miller                         /s/Gregory D. Hartman
--------------------------------           -------------------------------------
Dane A. Miller, Director                   Gregory D. Hartman, Senior Vice
(Principal Executive Officer)              President, Finance
                                           (Principal Financial Officer)

/s/Niles L. Noblitt                        /s/Jerry L. Ferguson
--------------------------------           -------------------------------------
Niles L. Noblitt, Director                 Jerry L. Ferguson, Director

/s/M. Ray Harroff                          /s/Kenneth V. Miller
--------------------------------           -------------------------------------
M. Ray Harroff, Director                   Kenneth V. Miller, Director

/s/Jerry L. Miller                         /s/L. Gene Tanner
--------------------------------           -------------------------------------
Jerry L. Miller, Director                  L. Gene Tanner, Director

                                           /s/Daniel P. Hann
--------------------------------           -------------------------------------
Thomas F. Kearns, Jr., Director            Daniel P. Hann, Director

/s/Charles E. Niemier                      /s/ Marilyn Tucker Quayle
--------------------------------           -------------------------------------
Charles E. Niemier, Director               Marilyn Tucker Quayle, Director


--------------------------------           -------------------------------------
C. Scott Harrison, Director                Prof. Dr. Bernhard Scheuble, Director

/s/James W. Haller
--------------------------------
James W. Haller, Controller
(Principal Accounting Officer)

INDEX TO EXHIBITS
                                                                                        Sequential Numbering
   Number Assigned in                                                                   System Page Number of
Regulation S-K Item 601                       Description of Exhibit                          Exhibit


(1)                                 No Exhibit.

(2)                                 No Exhibit

(4)                       4.1       Specimen certificate for Common Shares.
                                    (Incorporated by reference to
                                    Exhibit 4.1 to Biomet, Inc. Form 10-K
                                    Report for the year ended May 31, 1985.)

                          4.2       Rights Agreement between Biomet, Inc.
                                    and Lake City Bank as Rights Agent,
                                    dated as of December 16, 1999.
                                    (Incorporated by reference to
                                    Exhibit 4.1 to Biomet, Inc. Form 8-K
                                    Current Report dated January 5, 2000.)

                          4.3       Registration  Rights  Agreement by and among
                                    the    registrant    and   certain    former
                                    stockholders    of    Implant    Innovations
                                    International Corporation.

                          4.4       Affiliate Agreement by and among the
                                    registrant and certain former
                                    stockholders of Implant Innovations
                                    International Corporation.

                          4.5       Escrow Agreement by and among the
                                    registrant, Palm Acquisition Corp.,
                                    Implant Innovations International
                                    Corporation, Keith D. Beaty as
                                    shareholder representative, certain
                                    former stockholders of Implant
                                    Innovations International Corporation
                                    and Wilmington Trust Company as escrow
                                    agent.





                          4.6 The Registrant agrees that the Exhibit and Schedule to the Escrow Agreement, a list of which is filed as Exhibit 4.6, will be furnished supplementally to the Securities and Exchange Commission upon request.

(5)                       5.1       Opinion of Ice Miller Donadio & Ryan.

(8)                                 No Exhibit.

(12)                                No Exhibit.

(15)                                No Exhibit.

(23)                      23.1      Consent of PricewaterhouseCoopers LLP.

                          23.3      Consent of Ice Miller Donadio & Ryan
                                    (included in Exhibit 5.1).

(24)                      24.1      See the signature page of this
                                    Registration Statement.

(25)                                No Exhibit.

(26)                                No Exhibit.

(27)                                No Exhibit.

(99)                                No Exhibit.